Exhibit 2.3 / Letter to Counsel for ProAssurance


                                  April 3, 2006


Jack P. Stephenson, Jr.
Burr & Forman LLP
420 N. 20th Street, Suite 3100
Birmingham, Alabama 35203

     RE: ProAssurance Form A Proceeding
     ----------------------------------

Dear Jack:

     Because we represented PIC Wisconsin during its initial capitalization and have continued to serve as its general counsel, you have asked us to respond to one of the inquiries in the letter dated March 29, 2006 from Tim Vande Hey of OCI to Vic Adamo of ProAssurance relating to ProAssurance's Form A filing. Mr. Vande Hey asked for information regarding the transferability of PIC's shares and the reasons for any transfer restrictions.

     For the first few years of PIC Wisconsin's existence, physicians could not purchase insurance from PIC Wisconsin without also purchasing stock in the company. The initial public offering of the Company's common stock to those physicians was made under the "intrastate offering" exemption from registration and Rule 147 of the federal Securities Act of 1933. As stated in the Prospectus for the offering, the provisions of that exemption:

     ". . . require, among other things, that offers and sales may be made only to persons resident in Wisconsin, that resales must be limited during the offering and within nine months thereafter to Wisconsin residents, that a legend be placed on the stock certificates stating that the securities are not registered with the Securities and Exchange Commission and setting forth limitations on resale described above, that investors affirm their Wisconsin residency, and that the transfer agent of the stock comply with all transfer restrictions described above."

     Most of PIC's outstanding shares are evidenced by certificates that include a legend reflecting this transfer restriction. The legend was meant to assist PIC Wisconsin in preserving the federal securities law exemption, requiring an opinion of transferor's counsel that the transaction will not impair the exemption. PIC's initial public offering ended in January, 1990. Therefore, the rationale for this limitation on transfer expired nine months after the end of the offering, and the original transfer restriction was no longer applicable after October, 1990. Since that time the Company has not required any transferor to provide an opinion of counsel.

     In November, 2004, PIC Wisconsin entered into a shareholder rights agreement (the "Rights Agreement") to protect its shareholders from takeover attempts on terms that are not acceptable to PIC's board of directors. In general, the Rights Agreement imposes a significant penalty upon any person, group or company, unless exempted, that acquires or enters into an agreement to acquire 15% or more of the outstanding PIC Wisconsin common stock. In light of the adoption of the Rights Agreement, beginning in late 2004, PIC Wisconsin began issuing certificates upon requests for transfer that included both the original legend and a legend making reference to the Rights Agreement.

     As is customary in board-approved transactions, PIC Wisconsin amended the Rights Agreement to exempt ProAssurance, the Agreement and Plan of Merger between PIC Wisconsin and ProAssurance (the "Merger Agreement") and the merger from the Rights Agreement penalty, and to provide that the Rights Agreement will terminate in all respects immediately prior to the effective time of the merger. Thus, holders of rights under the Rights Agreement will not be able to exercise those rights as a result of the Merger Agreement and the merger.

     As you know, under state and federal securities laws, the transferability of a security may depend upon the particular transaction. Based upon a review of the Merger Agreement, the Form S-4 registration statement and the applicable federal and state law, it is our opinion there are no restrictions on the transfer of PIC Wisconsin stock that would affect or limit the exchange of any shares of PIC stock for ProAssurance stock as contemplated by the Merger Agreement.

                                                          Very truly yours,
                                                          QUARLES & BRADY LLP
                                                          /s/ Jeffrey B. Bartell
                                                          Jeffrey B. Bartell

JBB:bjl
740266.00035
cc: William T. Montei